BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                           TELEPHONE: (212) 839-5300
                           FACSIMILE: (212) 839-5599





                                             September 19, 2000


Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by a selling stockholder of up to 4,181,818 shares of common stock, par value $0.01 per share (the "Common Shares"), of Reckson Associates Realty Corp. (the "Company").

     In connection with rendering this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, records of the Company's corporate proceedings, the Registration Statement and such other certificates, records and documents as considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America, the State of Maryland and the State of New York.

     Based upon the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus.

                                             Very truly yours,


                                             /s/ Brown & Wood LLP